Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re
Chapter 11
KaloBios Pharmaceuticals, Inc.,
Case No. 15-12628 (LSS)
Debtor.[1]
Objection Deadline: June 7, 2016, at 4:00 p.m. (ET) Hearing Date: June 14, 2016, at 10:00 a.m. (ET)

DEBTOR’S MOTION FOR ENTRY OF AN ORDER APPROVING ONE-TIME EQUITY

AWARD FOR ITS BOARD MEMBERS AND CHIEF EXECUTIVE OFFICER

KaloBios Pharmaceuticals, Inc., as debtor and debtor in possession (the “Debtor” or “KaloBios”) in the above-captioned chapter 11 case hereby moves (the “Motion”), pursuant to applicable Delaware law and sections 105(a), 363(b), 503(c)(3), 1123, and 1129(a)(4) and (5) of title 11 of the United States Code (the “Bankruptcy Code”) for entry of an order, substantially in the form attached hereto as Exhibit A (the “Proposed Order”), approving the one-time Equity Award (as described and defined herein) to the current members (the “Directors”) of the Debtor’s board of directors (the “Board”) and the Debtor’s Chief Executive Officer (“CEO”) for their extraordinary efforts and dedication in this chapter 11 case. In support of this Motion, the Debtor respectfully states as follows:

PRELIMINARY STATEMENT2

1.          This has been an extraordinary chapter 11 case at every stage—beginning, middle and end. In the two months before the Petition Date, the Debtor went from announcing it was winding up its affairs, to experiencing a change in control (including a full turnover in management and directors), to seeing its then-chief executive officer and board chair indicted and arrested (leading to a complete loss of executive management and several directors), to then having several lawsuits or legal actions commenced or threatened against the Debtor. These events forced the Debtor to file for chapter 11 protection on a true emergency basis, without the aid of meaningful prepetition planning, a financial advisor, or other preparations typical to a complex chapter 11 case.

[1]	The last four digits of the Debtor’s federal tax identification number are 7236. The Debtor’s address is 1000 Marina Blvd #250, Brisbane, CA 94005-1878.

[2]	Capitalized terms used but not defined in this Preliminary Statement are defined later in the Motion.

2.          On the Petition Date, only two members of the former board of directors remained—one director being David Moradi3—and the Debtor had no executive management other than a recently named part-time restructuring officer. Since this case began, Mr. Moradi has spent, and continues to spend, countless hundreds of hours of his days, nights and weekends dedicated to the Debtor and its efforts to successfully reorganize.

3.          Scarcely a week into the chapter 11 case, the Debtor was hit with a lawsuit seeking to sequester and return nearly all of its cash to certain investors. This lawsuit threatened the Debtor’s ability to pursue a chapter 11 restructuring and its very ability to survive as a viable enterprise. At the same time, the Debtor had just completed its search for additional, independent directors, and Dr. Cameron Durrant and Mr. Ronald Barliant were appointed to the Board on the same day that the PIPE Litigation was initiated.

4.          Dr. Durrant and Mr. Barliant joined the Debtor at substantial reputational risk to themselves due to the potential for the public and the market to associate them with the Debtor’s former chief executive who had been indicted and arrested. Yet, despite this risk, the pending litigation, and all of the other uncertainties encircling the Debtor, they joined the Board, and Mr. Moradi continued on, because they saw great promise in the Debtor and its potential to help thousands of individuals with its drug treatments.

[3]	The other remaining director at the Petition Date was Michael Harrison, who resigned from the Debtor’s board of directors on January 7, 2016.

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5.          This exceptional and challenging chapter 11 case has placed extraordinary and unprecedented demands on Debtor’s Directors. The Debtor’s Board has been actively and continually engaged in, among other things, managing the Debtor’s day-to-day affairs, dealing with litigation and disputes on multiple fronts, developing the Debtor’s business, and securing financing. The active, hands-on, and day-to-day involvement of the Board went far and above the duties, responsibilities and work of a typical corporate Board. And, although the Debtor and the Directors certainly anticipated that this would be a challenging reorganization, no one could have anticipated the unprecedented burdens this Board has shouldered.

6.          Moreover, it is only due to the unique qualifications and dedication of each of the Directors that the Debtor has been able to repeatedly overcome the exceptional challenges in this case and arrive at what the Debtor anticipates will be a successful reorganization. Among other examples, the Directors played key and invaluable roles in keeping the Savant Transaction alive through the early days of this case, maintaining key employee relationships, securing financing, reaching a settlement with the PIPE Plaintiffs and engaging the Class Action plaintiff in active settlement discussions.

7.          Accordingly, and for the additional reasons discussed herein, the Debtor seeks entry of an order approving the payment of the Equity Award to Dr. Durrant, Mr. Barliant and Mr. Moradi.

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JURISDICTION

8.          The Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334. This matter is a core proceeding within the meaning of 28 U.S.C. § 157(b)(2), and the Court may enter a final order consistent with Article III of the United States Constitution. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409.

9.          The statutory bases for the relief requested herein are sections 105(a), 363(b), 503(c)(3), 1123, and 1129(a)(4) and (5) of the Bankruptcy Code.

BACKGROUND

10.         On December 29, 2015 (the “Petition Date”), the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code. The Debtor continues to operate its business as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee, examiner or committee has been appointed in this chapter 11 case.

A.           Events Leading to the Chapter 11 Case

11.         The Debtor is a publicly traded biopharmaceutical research and development company. After failed trials of certain of its drug candidates, the Debtor shifted its focus to oncology treatment research in early 2015. By the fall of 2015, however, the Debtor had been unable raise sufficient capital to fund this work. Therefore, on November 5, 2015, the Debtor announced that its then-board approved a restructuring plan that would reduce the company’s workforce by 61%, as part of an effort to reduce operating costs. The restructuring plan also focused the company’s efforts on the ongoing development of KB003 or lenzilumab in CMML, while pausing enrollment in Phase 2 of a clinical study of KB004. The restructuring plan provided that the company would pursue strategic alternatives, such as a potential sale of the company or assets, a corporate acquisition or further restructuring efforts.

12.         On November 13, 2015, the Debtor announced that after discussions of various strategic alternatives, the company concluded that it was highly unlikely that a viable transaction could be reached within the time frame allowed by the company’s limited cash resources. Therefore, the company announced that it was discontinuing studies of KB003 and KB004 and that it had repaid in its entirety its $6.6 million secured loan to MidCap Financial. Furthermore, the Debtor announced that it engaged The Brenner Group to assist in the wind-down of operations and liquidation of the company’s assets.

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13.         On November 18, 2015, an investor group comprising Martin Shkreli and others acquired more than 50% of the outstanding shares of the Debtor in open market transactions. Mr. Shkreli was appointed Chief Executive Officer and Chairman of the Debtor’s board, and David Moradi, Tony Chase, Marek Biestek, Tom Fernandez and Michael Harrison were appointed members of the Debtor’s board of directors.

14.         In a filing with the U.S. Securities and Exchange Commission (the “SEC”) on December 9, 2015, the Debtor announced that it had entered a Securities Purchase Agreement with certain investors (the “PIPE Investors”) for the purchase and sale of the Debtor’s common stock in a private placement in public equity transaction (the “PIPE Transaction”), and on December 16, 2015, the Debtor announced that the PIPE Transaction had been consummated.

15.         On December 17, 2015, Mr. Shkreli was arrested following a federal indictment, charging him with multiple counts of securities fraud, securities fraud conspiracy and wire fraud conspiracy. According to the U.S. Department of Justice’s press release announcing the indictment, the indictment relates to Mr. Shkreli’s tenure as CEO of Retrophin, Inc., a biopharmaceutical company that trades under the ticker symbol RTRX, and as founder and managing member of hedge funds MSMB Capital Management LP (MSMB Capital) and MSMB Healthcare Management LP (MSMB Healthcare).

16.         Mr. Shkreli was terminated as CEO of the Debtor and resigned from the board of directors on December 17, 2015, after serving in those capacities for less than one month.

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17.         In addition, on December 17, 2015, Tony Chase resigned from the Board of Directors. Also, in a filing with the SEC on December 23, 2015, the Debtor announced that its independent registered public accounting firm, Marcum LLP, resigned, and its Interim Chief Financial Officer, Christopher Thorn, submitted his resignation.

18.         On December 28, 2015, the Debtor announced that Tom Fernandez and Marek Biestek resigned as members of the board of directors of the Debtor on December 27, 2015, leaving David Moradi and Michael Harrison as the only remaining directors of the Debtor.

19.         Meanwhile, in December 2015, three putative class action lawsuits under federal securities laws were filed in the Northern District of California against KaloBios and certain former officers or directors relating to the investigation Mr. Shkreli and its potential negative effect on KaloBios’ stock prices due to alleged materially false and misleading statements of the company prior to Mr. Shkreli’s indictment. All three putative class actions were consolidated with lead plaintiffs and legal counsel appointed in April 2016 (such consolidated action, the “Class Action”).

20.         In addition, certain of the PIPE Investors had engaged counsel and were threatening a lawsuit against the Debtor for return of the funds from the PIPE Transaction.

21.         As a result of these events and other challenges facing the Debtor, the Debtor sought chapter 11 protection on December 29, 2015.

B.           The Current Board

22.         From the Petition Date until January 7, 2016, Mr. Moradi was one of only two directors. During this time period, Mr. Moradi played a crucial and invaluable role in preserving the Debtor. At points in the beginning of this chapter 11 case, there were multiple significant threats to the Debtor’s continued existence, potential to reorganize and recovery to creditors. Mr. Moradi guided the Debtor successfully through these tumultuous first few weeks to now, where the Debtor has proposed a Plan (as defined below) that would see general unsecured creditors paid in full over time and anticipates emerging from bankruptcy in slightly over one month.

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23.         Shortly after the Petition Date, the Debtor undertook an emergency search for potential additional, independent Board members. The Debtor focused its efforts on candidates with restructuring or pharmaceutical experience. The search presented unique challenges because of the circumstances that led the Debtor to file for bankruptcy protection, including the arrest and indictment of its former chief executive, who remained a significant shareholder of the company. Any potential candidate would have to accept the typical risks associated with joining a critically distressed enterprise, but also the substantial reputational risks unique to this Debtor.

24.         As a result of this search, the Board of Directors selected Dr. Cameron Durrant and Mr. Ronald Barliant as potential independent directors. On January 7, 2016, Dr. Durrant and Mr. Barliant were elected as independent directors, and Michael Harrison resigned from the Board. Dr. Durrant was also appointed as Chairman of the Board. Thus, since January 7, 2016, the Debtor’s Board of Directors has been composed of Dr. Cameron Durrant, Ronald Barliant and David Moradi.

25.         Dr. Durrant brought extensive pharmaceutical experience to the company as a senior pharmaceutical and biotech executive, former physician and a pharma company builder and turnaround specialist, with experience in infectious disease, pediatrics and oncology. Dr. Durrant has previously served in senior roles with blue-chip, global pharma companies and also as a board member, Chairman, CEO, as well as CFO, for both private and public specialty pharma and biotech companies. Dr. Durrant holds a medical degree (Bachelor of Medicine, Bachelor of Surgery, which is the British equivalent to the American M.D. degree) from the Welsh National School of Medicine in Cardiff, United Kingdom. In addition, Dr. Durrant earned a Diploma of the Royal College of Obstetricians and Gynecologists, is a member of the Royal College of General Practitioners, London, United Kingdom, and holds an M.B.A. from the Henley Management College in Oxford, United Kingdom.

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26.         Mr. Barliant, an attorney who is Of Counsel with the law firm of Goldberg Kohn Ltd. in Chicago, Illinois, previously served as a United States bankruptcy judge for the Northern District of Illinois from 1988 to 2002. Mr. Barliant has also served as adjunct faculty at John Marshall Law School and is a frequent lecturer and author on bankruptcy-related matters. Mr. Barliant holds a J.D. from Stanford University School of Law and a B.A. from Roosevelt University.

27.         Mr. Moradi is the founder, managing member and portfolio manager of Anthion Management LLC. He has 20 years of investment experience, in all aspects of capital structure, including turnarounds and reorganizations. He was also previously a portfolio manager at Pequot Capital Management and Soros Fund Management.

28.         From December 17, 2015, to March 1, 2016, the Debtor did not have a CEO; thus, unlike a regular corporate board, the Debtor’s Board was managing the company’s day-to-day operations. On March 3, 2016, the Board appointed Dr. Durrant to the position of CEO, retroactively effective to March 1, 2016. In addition to the role of CEO, Dr. Durrant continues to serve as a Director and Chairman of the Board.

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29.         As this Court has recognized, each Director has a unique area of expertise and brings substantial experience in their fields to the Debtor—Dr. Durrant has vast pharmaceutical and executive experience, Mr. Barliant is a restructuring and legal expert, and Mr. Moradi has significant business and investment experience. Furthermore, they have each risked serious harm to their reputations and careers based on the Debtor’s connection to Martin Shkreli. When Dr. Durrant and Mr. Barliant decided to join the Board, and Mr. Moradi decided to continue as a director, the Debtor was viewed by many in the pharmaceutical and business world as “untouchable” because of the deluge of negative publicity about the Debtor and its former chief executive. The Board, however, took on that risk and transformed the Debtor into a viable pharmaceutical development company on the verge of a successful reorganization.

C.           Efforts of Board of Directors Throughout this Chapter 11 Case

30.         The Board was required to quickly get up to speed on the complex issues in the Debtor’s case, requiring extensive time and effort due to the lack of legacy knowledge remaining with the Debtor. Since January 7, 2016, the Board has dealt with an extraordinary number of issues, the majority of which were highly disruptive to the Debtor’s business and reorganization process, including without limitation:

•	Familiarizing themselves with background facts and history of the company, including its business, legal, and financial situations;

•	Addressing bankruptcy case issues;

•	Addressing issues related to Martin Shkreli’s equity position;

•	Salvaging and negotiating the Savant Transaction to acquire rights to benznidazole;

•	Addressing the hotly contested PIPE Litigation and leading months-long settlement discussions that resulted in a Court-approved settlement;

•	Negotiating with the Class Action plaintiff;

•	Addressing personnel and operational issues;

•	Creating budgets and business plans;

•	Financing the exit from bankruptcy;

•	Working on and reviewing SEC filings;

•	Retaining auditors and assisting with an audit of the Debtor’s financial statements for public company reporting purposes;

•	Creating and implementing a media relations strategy to improve the Debtor’s public image and reputation; and

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•	Investigating claims against the Debtor’s former professionals and others.

31.         In dealing with the numerous issues that have arisen in this case, the Board has received and responded to thousands of emails, reviewed hundreds of key documents, and participated in an estimated 200 conference calls, many lasting an hour or longer. The Board spends days, night, weekends, and family vacations working on and dedicated to the Debtor and its reorganization. The Directors estimate that they have each spent at least 500 hours, if not more, working for the Debtor since January 2016, not including travel to the Debtor’s headquarters, Wilmington and New York for settlement negotiations, court hearings and other meetings.

32.         Outlined below in more detail are some of the most crucial events from this chapter 11 case and the Board’s invaluable contributions to these events.

The Savant Transaction

33.         Prior to Mr. Shkreli’s indictment, the ensuing events, and the Debtor’s bankruptcy, the Debtor announced that it had entered into a non-binding letter of intent with Savant Neglected Diseases, LLC (“Savant”) to acquire the rights to the benznidazole program for the treatment of Chagas disease (the “Savant Transaction”). Mr. Shkreli’s indictment, the related events, and the bankruptcy case put the prospect of reaching a binding letter of intent with Savant in peril.

34.         After their election to the Board, Dr. Durrant and Mr. Barliant, along with Mr. Moradi, began the extensive and delicate processing of negotiating with Savant and were able to reach, enter into, and receive Court approval of a binding letter of intent (the “Letter of Intent”) for the acquisition of the worldwide rights to Savant’s benznidazole program.

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35.         On February 26, 2016, the Court entered an order (D.I. 211) authorizing the Debtor to execute and enter into the Letter of Intent, and on February 29, 2016, the Debtor and Savant executed the Letter of Intent.

36.         Without the Savant Transaction, the Debtor would have lost significant value and may not have been able to pursue its current reorganization. It is unquestionable that the exceptional qualifications and reputation of Dr. Durrant played an integral role in the success of the Savant Transaction, as testified to by the CEO of Savant, Steven Hurst, when he said: “[Dr. Durrant] has unique qualifications and a skill set that is very important to this project [the Savant Transaction].” Case No. 15-12628 (LSS), Hr’g Tr., 46 (Feb. 4, 2016). Thus, without Dr. Durrant’s and the Board’s role in negotiations with Savant, the Letter of Intent and the Debtor’s business plan would not have been realized.

PIPE Litigation

37.         On January 7, 2016, an adversary complaint was filed (A.D.I. 1; Adv. Case No. 16-50001) (the “PIPE Litigation”) against the Debtor, relating to the PIPE Transaction. The plaintiffs (the “PIPE Plaintiffs”) sought, among other things, a declaration that the Debtor held in a resulting or constructive trust for the benefit of the PIPE Plaintiffs the approximately $6,899,946.86 (the “Funds”) that the PIPE Plaintiffs paid to the Debtor in the PIPE Transaction.

38.         The Funds from the PIPE Transaction represented the vast majority of the Debtor’s available cash. Therefore, the PIPE Litigation threatened the Debtor’s ability to continue with a chapter 11 reorganization and posed the risk of wiping out or greatly reducing recoveries to unsecured creditors, not to mention shareholders.

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39.         Although there were considerable disputes in the PIPE Litigation, the Board engaged in extensive settlement discussions beginning in February 2016, including an all-day meeting attended by the full Board, either in-person or telephonically, in New York. Further, in March 2016, the parties began formal mediation conducted by the Honorable Kevin J. Carey, United States Bankruptcy Judge for the District of Delaware. An initial mediation conference was held on March 14, 2016, in Wilmington, Delaware and was attended by Mr. Barliant. As this initial mediation conference was unsuccessful, the parties continued to engage in settlement negotiations throughout March and April 2016, which were led by Mr. Barliant with the advice, assistance and concurrence of the full Board.

40.         The Board was intimately involved in all stages of the PIPE Litigation, including strategy, reading and commenting on pleadings, and mediation and settlement negotiations.

41.         Through these extensive settlement negotiations and the Board’s efforts, the parties were able to reach mutually agreeable terms to resolve the PIPE Litigation and their other disputes. The PIPE Litigation settlement further benefits the Debtor’s restructuring efforts because it also includes a provision requiring the PIPE Plaintiffs to support the Plan as long as the Plan aligns with the terms of the settlement.

42.         On May 9, 2016, the Court entered an order (A.D.I. 63; D.I. 419) approving the settlement with the PIPE Plaintiffs, pending the Plan going effective.

Chapter 11 Trustee Motion

43.         On February 1, 2016, less than one month after Dr. Durrant and Mr. Barliant joined the Board, the U.S. Trustee filed an emergency motion to appoint a Chapter 11 trustee, or, in the alternative, convert the case to Chapter 7 liquidation (the “Trustee Motion”) (D.I. 106). Like the PIPE Litigation, the Debtor was again faced with an existential threat and “bet the company” litigation for the second time in less than thirty days. The U.S. Trustee sought to shorten notice of the Trustee Motion to have it heard on an expedited basis, and the Debtor requested that the Trustee Motion be heard even earlier because it threatened the Debtor’s existence, reputation and the delicate negotiations with, among others, Savant.

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44.         On February 3, 2016, the Debtor filed an objection to the Trustee Motion (D.I. 133), which was supported by declarations of Dr. Durrant (D.I. 144) and Mr. Barliant (D.I. 127).

45.         Dr. Durrant and Mr. Barliant traveled to Wilmington, Delaware for a hearing on the Trustee Motion on February 4, 2016, where Dr. Durrant and Mr. Barliant were both key testifying witnesses. Dr. Durrant testified to, among other things, the Debtor’s potential value upon emergence from bankruptcy, both financially to stakeholders as well as beneficially to patients. Case No. 15-12628 (LSS), Hr’g Tr., 59–68 (Feb. 4, 2016), and Mr. Barliant testified as to, among other things, the Debtor’s appropriate corporate governance measures. Id. at 70–75.

46.         Ruling from the bench, the Court denied the Trustee Motion finding that there was no cause to appoint a chapter 11 trustee because appropriate corporate governance had been established and the Directors were acting in the best interest of the Debtor and its stakeholders. Id. at 139–41. In denying the Trustee Motion, the Court made specific factual findings recognizing the atypical and extraordinary duties being handled by the Board, including managing the company in the absence of a full suite of executive officers:

The evidence admitted is that current management consists of the Board, Mr. Barliant and Dr. Durrant, both of whom are disinterested directors, and Mr. Moradi, who is an investor.

While Mr. Moradi was brought into the company by Mr. Shkreli, there was no evidence that he is controlled by or beholden to Mr. Shkreli, and in fact, Mr. Barliant testified that Mr. Moradi is acting in the best interests of the Debtor and its stakeholders.

Each member of the Board brings different expertise. Mr. Barliant, a former bankruptcy judge, is leading the restructuring efforts and working with the legal professionals.

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Dr. Durrant brings his medical and business acumen to the Debtors, which includes commercialization expertize in the pharmaceutical industry and with start-up pharma companies. He also appears to bring a Rolodex of contacts that are serving the Debtors well. He has been instrumental in the negotiations with Savant and is knowledgeable about the Debtors’ existing drug programs.

Mr. Moradi is a hedge fund manager and has been leading oversight of the Debtor’s efforts to raise new capital.

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Appropriate corporate governance has been established, and Mr. Shkreli is not involved with the company. While he continues to be a stockholder, Mr. Barliant testified regarding corporate measures put in place in regard to stockholder action, to stem Mr. Shkreli’s participation in the Debtor.

Id. at 140–41. The Court’s findings and observations were as prescient as they were accurate and astute. Mr. Barliant’s legal and restructuring expertise has been crucial to key events such as, among other things, the PIPE Litigation and PIPE Settlement. Dr. Durrant’s reputation and Rolodex of contacts have produced great value in the form of, among other things, the Savant Transaction and developing other business opportunities. And Mr. Moradi has, among other things, led the successful effort to raise substantial new capital to allow the Debtor to be in a position to successfully exit chapter 11.

The DIP Financing and Exit Financing

47.         As alluded to above, Mr. Moradi led the search for additional capital for the Debtor. In January 2016, he was aided in his efforts through the assistance of Dr. Durrant and the Debtor’s financial advisor. Mr. Moradi and Dr. Durrant inquired upon approximately 190 potential investors and partners—strategic and financial—and held multiple in-person meetings, in an attempt to locate financing, partnerships or other paths forward.

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48.         Dr. Durrant and Mr. Moradi are also responsible for bringing Black Horse Capital LP, Black Horse Capital Master Fund Ltd. and Cheval Holdings, Ltd. (collectively, “Black Horse”), the Debtor’s debtor-in-possession and exit financing lender, to the table. Even prior to the Debtor’s retention of a financial advisor, Dr. Durrant and Mr. Moradi had already had multiple calls and meetings with the director of Black Horse.

49.         As a direct result of the Board’s efforts, the Debtor was able to secure debtor-in-possession financing facility of $3 million (the “DIP Facility”)4 and an exit facility of $11 million (the “Exit Facility”) to facilitate consummation of the Savant Transaction as well as consummation of the Plan (as defined below). Without this critical financing, the Debtor very likely would not be on the verge of a successful reorganization.

Plan and Disclosure Statement

50.         The Board was also extensively involved in formulating the initial plan and disclosure statement in this case, which culminated in the Debtor filing on April 7, 2016, the Debtor’s Plan of Reorganization (D.I. 318) (as may be amended, modified or supplemented, the “Plan”) and related Disclosure Statement with Respect to the Plan of Reorganization of KaloBios (D.I. 319) (as may be amended, modified or supplemented, the “Disclosure Statement”).

51.         Prior to the hearing on the Disclosure Statement, the Board again provided substantial review, input, information and comments for the Debtor’s amended Plan and Disclosure Statement. The Debtor believes that the Board’s direct involvement in this process was far more rigorous and active than a typical board of directors.

52.         On May 9, 2016, the Court entered an order (D.I. 420), approving the Disclosure Statement (D.I. 435) as containing adequate information under section 1125 of the Bankruptcy Code and authorizing the Debtor to solicit votes with regard to the acceptance or rejection of the Plan (D.I. 434).

[4]	On April 29, 2016, the Court approved the DIP Facility (D.I. 388).

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53.         The Plan represents an extraordinary achievement. At the outset of this case, the Debtor had no financing and faced the prospect of losing access to substantially all of its liquid assets. Through the Board’s unprecedented efforts, the Debtor is now in a position—scarcely six months later—to exit bankruptcy through its Plan that pays creditors in full over time, preserves and creates value for existing equity, and preserves jobs and promising treatments for rare and neglected diseases, including fatal juvenile diseases.

54.         Additionally, the Plan and Disclosure Statement specifically contemplated the Debtor’s intention to seek in connection with confirmation of the Plan, by the Plan Supplement and/or by separate motion, approval of appropriate remuneration for the Directors in recognition of their extraordinary efforts in this case and that such remuneration may be in the form of equity.5 Plan at 13; Disclosure Statement at 7, 94. Notice of the Plan and Disclosure Statement was served upon all of the Debtor’s shareholders.

D.           Independent Expert’s Equity Award Analysis

55.         An independent expert, Farient Advisors LLC (“Farient”), was engaged to provide a recommendation as to appropriate compensation for the Board based on comparable companies and recognition of the unprecedented contributions, dedication, time and sacrifices of the Board. Farient is an independent executive compensation and performance consultant firm. A biography of Robin A. Ferracone, the lead Farient expert handling the Equity Award Analysis for the Debtor, is attached hereto as Exhibit B and is incorporated fully herein by reference. A copy of Farient’s analysis (the “Equity Award Analysis”) summarizing its recommendation is attached hereto as Exhibit C and is incorporated fully herein by reference.

[5]	The Debtor intends to set forth in the Plan Supplement the details of and support for the relief sought in this Motion.

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56.         Specifically, Farient reviewed relevant information about the Debtor, including, among other things: the Debtor’s acute distress and unique circumstances; the peculiar and significant reputational risks associated with this Debtor; the Directors’ expertise, qualifications and uncommon roles and contributions; the unparalleled time and efforts spent by the Board on this case; the number, complexity and significance of the matters tasked to the Board; and the favorable results achieved and the other significant contributions of the Board.

57.         In addition, Farient reviewed the current compensation of the Board, reflected in the following chart:

Director	Board Cash Retainer	Committee Fees	Leadership Fees	Annual Compensation[6]	Committee Memberships
					Audit
		$10,000	$0		Compensation
Ronald Barliant	$40,000	$6,000	$0	$64,000	Nom & Gov
		$4,000	$4,000		(Chair)

David Moradi	$40,000	$10,000	$0	$50,000	Audit

					Board Chair
Cameron		$10,000	$25,000		Audit (Chair)
Durrant[7]	$40,000	$6,000	$10,000	$101,000	Compensation
(Director)		$4,000	$6,000		(Chair)
			$0		Nom &
					Governance

[6]	The annual compensation is paid quarterly. Therefore, Messrs. Barliant and Moradi have received two quarters of their annual compensation. Dr. Durrant received one quarter of board compensation, but returned one month’s worth of compensation when he was elected as CEO.

[7]	Pursuant to an at-will employment letter agreement between Dr. Durrant and the Debtor, Dr. Durrant receives compensation in the amount of $50,000 per month for his services as CEO but does not receive compensation for his service as a director during the time he serves as CEO, although he continues to be a director and Chairman of the Board and performs significant duties in those roles.

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58.         Farient examined the structure, prevalence and appropriateness of Director’s and interim CEO’s compensation in pre-IPO stage companies, as well as companies experiencing special situations, like bankruptcy, mergers, or increased workload, and made a recommendation on the appropriate amount of an equity award to Dr. Durrant as interim CEO and Messrs. Barliant and Moradi as directors.

59.         In light of these factors, and as described in more detail herein and in the Equity Award Analysis, Farient presented a recommendation for an Equity Award that it believes is fair, reasonable, and justified under the unique facts and circumstances of this case.

RELIEF REQUESTED

60.         By this Motion, the Debtor respectfully requests that the Court enter the Proposed Order, substantially in the form attached hereto as Exhibit A, approving the one-time equity award described herein to the Directors of Debtor’s Board and the CEO:

Requested Amount Per Director
Pay Element	Mr. Moradi	Mr. Barliant	Dr. Durrant	Total
Normal Equity Grant ▪ % of Equity	▪ 0.30%	▪ 0.30%	▪ 0.30%	▪ 0.90%
One-time Special Equity Grant ▪ Target Value	▪ $300,000	▪ $300,000	▪ $100,000	▪ $700,000
Interim CEO Equity			▪ 0.50%	▪ 0.50%
Total Equity	0.30% plus $300,000	0.30% plus $300,000	0.80% plus $100,000	1.40% plus $700,000

(collectively, the “Equity Award”). All shares comprising the Equity Award will be vested upon the grant of the Equity Award, but will not be marketable for one year following such grant.

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BASIS FOR RELIEF

61.         Pursuant to applicable Delaware law and sections 105(a), 363(b), 1123 1129(a)(4) and (5) of the Bankruptcy Code, the Debtor submits that the Equity Award satisfies any standard of review that may apply for compensation awards of this type, whether reviewed under business judgment, entire fairness or the facts and circumstances of the case.

I.           The Standard of Review.

A.           Business Judgment and Entire Fairness under Sections 105(a) and 363(b) of the Bankruptcy Code.

62.         The Debtor seeks entry of an order approving payment of the Equity Award pursuant to sections 105(a) and 363(b) of the Bankruptcy Code. Section 363(b)(1) provides, in relevant part, that the trustee or debtor in possession, “after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate . . . .” 11 U.S.C. § 363(b)(1). Further, pursuant to section 105(a) of the Bankruptcy Code, the “court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title.” 11 U.S.C. § 105(a).

63.         If a debtor’s proposed use of its assets pursuant to section 363(b) of the Bankruptcy Code represents a reasonable business judgment on the part of the debtor, such use may be approved. In re Del. & Hudson Ry. Co., 124 B.R. 169, 175–76 (D. Del. 1991) (adopting the “sound business purpose” test to evaluate motions brought pursuant to section 363(b)); In re Montgomery Ward Holding Corp., 242 B.R. 147, 153 (D. Del. 1999) (same). The business judgment rule “is a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the company.” Official Comm. of Subordinated Bondholders v. Integrated Res., Inc. (In re Integrated Res., Inc.), 147 B.R. 650, 656 (S.D.N.Y. 1992) (quoting Smith v. Van Gorkom, 488 A.2d 858, 872 (Del. 1985)).

19

64.         While business judgment is generally the appropriate standard for transactions pursuant to section 363(b) of the Bankruptcy Code, some courts have held that if the transaction is self-interested, then review under an “entire fairness” or “heightened scrutiny” standard may be necessary. See, e.g., In re Residential Capital, LLC, 2013 WL 3286198, at *19 (Bankr. S.D.N.Y. June 27, 2013) (“[I]n interested party transactions, an entire fairness/heightened scrutiny analysis applies. In applying heightened scrutiny, courts are concerned with the integrity and entire fairness of the transaction at issue, typically examining whether the process and price of a proposed transaction not only appear fair but are fair and whether fiduciary duties were properly taken into consideration.”) (internal citations and quotations omitted).

65.         Under Delaware law, the entire fairness standard places the burden upon the company to prove that a self-interested or self-dealing transaction was fair to the company, by demonstrating a fair price and fair dealing. Weinberger v. UOP, Inc., 457 A.2d 701, 710–11 (Del. Supr. 1983). Furthermore, the Delaware Supreme Court explained that fair price and fair dealing “must be examined as a whole since the question is one of entire fairness.” Id.

B.           Section 503(c)(3) and “Justified By the Facts and Circumstances of the Case.”

66.         Section 503(c)(3) of the Bankruptcy Code states:

(c)   Notwithstanding subsection (b), there shall neither be allowed, nor paid—

***

(3)   other transfers or obligations that are outside the ordinary course of business and not justified by the facts and circumstances of the case, including transfers made to, or obligations incurred for the benefit of, officers, managers, or consultants hired after the date of the filing of the petition.

11 U.S.C. § 503(c)(3). Thus, non-ordinary course transfers or obligations covered by section 503(c)(3) can be made if the transfer is “justified by the facts and circumstances of the case . . . .” Id.

20

67.         Courts have generally used a form of the business judgment standard for approving transactions under section 363(b) of the Bankruptcy Code to determine whether the section 503(c)(3) “facts and circumstances” standard has been satisfied. See, e.g., In re Nobex Corp., No. 05-20050 (CSS), Hr’g Tr. at 67 (Bankr. D. Del. Jan. 12, 2006) (noting that the section 503(c)(3) standard is “nothing more than a reiteration of the standard under 363 . . . the business judgment of the debtor”); In re Velo Holdings Inc., 472 B.R. 201, 212 (Bankr. S.D.N.Y. 2012) (stating that “the ‘facts and circumstances’ language of section 503(c)(3) creates a standard no different than the business judgment standard under section 363(b)”) (citation omitted)).

II.          Payment of the Equity Award is Within the Debtor’s Reasonable Judgment, is Entirely Fair and is Justified Based on the Facts and Circumstances of this Case.

68.         The Debtor submits that the process utilized to determine the Equity Award, the total amount of the Equity Award, and the extraordinary dedication and hard work of the Directors and CEO satisfy all of the potential standards that apply to the grant of this Equity Award.

69.          As discussed above, the Board has devoted hundreds of hours to the Debtor and its reorganizing efforts and has done so for lower than average compensation. The Board’s services provided invaluable benefits to the Debtor’s estate, for example through negotiations with Savant and the PIPE Plaintiffs and securing financing. Furthermore, the Board has accomplished these significant milestones in only approximately six months with the company and under significant duress and with substantial risk to their professional reputations and careers at stake. Given the numerous complex issues that the Board has addressed, often on an accelerated timetable and primarily resolved in a manner favorable to the Debtor and its shareholders and creditors, the Debtor submits that Directors and CEO have preserved and added value to the Debtor that should be reflected by the grant of this Equity Award.

21

70.         After multiple discussions with the Board and a review of several potential independent experts, Debtor’s counsel retained Farient to evaluate the level of compensation for CEOs and board members of comparable companies. After completing its Equity Award Analysis, Farient presented its findings to the Board. The Board then closely reviewed the Equity Award Analysis over several days and lengthy conference calls, including a review of the underlying bases, the intense demands upon the Directors in a compressed timeframe, their current level of compensation, the successful outcomes in this complex case that have been directly influenced and achieved by the Directors’ hard work and dedication to the Debtor, and relevant market factors. Thus, the Debtor’s determination that the Equity Award should be approved was an exercise of reasonable business judgment by the Board and also a product of fair dealing in how the process was initiated, timed, structured and negotiated, and disclosed, considered and approved by the Directors.

71.         The Equity Award Analysis upon which the Board relied in determining the amount of the Equity Award substantiates the Equity Award as a “fair price” under the entire fairness standard. The Equity Award Analysis evaluated a number of factors in order to determine the Equity Award’s comparability to the market, and the Equity Award Analysis’s ultimate Equity Award recommendation is within the market range for similar equity grants, particularly when considering the truly extraordinary circumstances of this case and the unique and unprecedented efforts by the Directors.

72.         The Equity Award Analysis demonstrates that the 25th, 50th, 75th percentiles and average of equity interests as a part of normal director compensation for pre-IPO stage companies are approximately 0.30%, 0.40%, 0.60% and 1.4%, respectively. The same percentiles and average for normal compensation for board chairman are 0.40%, 0.70%, 2.0% and 5.4%, respectively, or 2 to 3 times as much as a regular director. Thus, the Equity Award Analysis’s recommendation is that Messrs. Barliant and Moradi, as directors, receive a 0.60% normal equity grant,8 which is the 75th percentile for normal director compensation. This award will be prorated for the six months of service, for an actual award of 0.30% for each of Messrs. Barliant and Moradi. Because Dr. Durrant was a director and Chairman of the Board for two months prior to his appointment as CEO, the Equity Award Analysis recommends a normal equity grant of 0.30%. This figure is arrived at by multiplying the normal equity grant (0.30% as described above for Messrs. Barliant and Moradi) by three to reflect the market rate for a board chair, and then dividing by three to reflect Dr. Durrant’s two month service as director and Chairman prior to becoming CEO.

[8]	All equity provided to the Board would vest upon issuance of the shares, but would not be marketable for one year. A grant of restricted shares aligns with typical grants of director equity in the marketplace, where either options or restricted shares are most often employed.

22

73.         The Equity Award Analysis also evaluates the market-level for one-time special compensation awards to directors of companies that have undergone special or extreme situations, such as bankruptcy, mergers and acquisitions, litigation or other periods of significantly increased workload. The 75th percentile of special director compensation for such special situations is approximately $300,000 in value, with this compensation primarily paid in equity. To recognize the extraordinary efforts, time commitment, dedication, and reputational and career risks of the Board in this case—even when compared to other special situations—the Equity Award Analysis recommends a one-time special equity grant at the 75th percentile: $300,000 for Messrs. Barliant and Moradi and $100,000 for Dr. Durrant (based on prorating for his two months of service solely as a director and Chairman of the Board).

74.         With regard to the market comparison of interim CEO compensation, the Equity Award Analysis demonstrates that interim CEO compensation tends to be more cash-oriented than equity-oriented. Interim CEO cash salaries are typically $450,000 to $600,000, plus a 75th percentile for equity grants to interim CEOs being approximately 1.5%. Due to, among other things, Dr. Durrant’s dedication, reputational risk, hard work, and value added to the Debtor, the Equity Award Analysis recommends an interim CEO equity grant to Dr. Durrant of 1.5%, prorated based on his four months of service as CEO, for a total one-time interim CEO grant of 0.50% of equity.

23

75.          In total, the Equity Award equals 1.4% of the Debtor’s equity for normal expected equity compensation for directors in comparable companies, plus $700,000 in target equity value in a one-time special equity grant for the Directors’ extraordinary service in this case.

76.         Based on the Equity Award Analysis, each component of the Equity Award is within the market range for director and interim CEO compensation for both normal and special situations. Accordingly, given the complex issues in this case, the extraordinary time and effort spent by each Dr. Durrant and Messrs. Barliant and Moradi, and the value that each of the Directors and CEO has provided to KaloBios, the Debtor respectfully submits that the amount and approval of the Equity Award satisfies the business judgment, entire fairness and “facts and circumstances” standards.

III.         The Equity Award Comports with the Requirements of Sections 1129(a)(4) & (5) and 1123(a)(5)(J) of the Bankruptcy Code.

77.         As described above, the Debtor previously disclosed in its Disclosure Statement that it would be filing this Motion and/or including a Board remuneration package in its Plan Supplement. In addition to complying with Delaware law and sections 105(a) and 363(b) of the Bankruptcy Code, the Equity Award comports with the confirmation and plan-related requirements of sections 1123(a)(5)(J) and 1129(a)(4) and (5) of the Bankruptcy Code.

24

78.         Section 1129(a)(4) and (5) of the Bankruptcy Code provide that:

(a)   The court shall confirm a plan only if all of the following requirements are met:

(4)   Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the court as reasonable.

(5) (A)

(i)   The proponent of the plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; and

(ii)   the appointment to, or continuance in, such office of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

(B)   the proponent of the plan has disclosed the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

11 U.S.C. § 1129(a)(4)(5).

79.         Additionally, Section 1123(a)(5)(J) of the Bankruptcy Code provides:

(a)   Notwithstanding any otherwise applicable nonbankruptcy law, a plan shall—

***

(5)   provide adequate means for the plan’s implementation, such as—

***

(J)   issuance of securities of the debtor, or of any entity referred to in subparagraph (B) or (C) of this paragraph, for cash, for property, for existing securities, or in exchange for claims or interests, or for any other appropriate purpose . . . .

11 U.S.C. § 1123(a)(5)(J).

25

80.         Based on the prior disclosures in the Plan and Disclosure Statement of the Debtor’s intent to seek the approval sought herein in connection with confirmation of the Plan, and as will be supplemented by the Plan Supplement, the Debtor respectfully submits that, to the extent applicable, sections 1129(a)(4) and (5) and section 1123(a)(5)(J) of the Bankruptcy Code are satisfied. In particular, section 1129(a)(4) is satisfied because the Equity Award is subject to approval by the Court as reasonable pursuant to this Motion. Likewise, section 1129(a)(5) is satisfied, to the extent applicable, because the nature and amount of the Equity Award is disclosed herein and will be again described in the Plan Supplement. In addition, to the extent applicable, section 1123(a)(5)(J) is satisfied because the securities of the debtor issued under the Plan pursuant to the Equity Award is for an “appropriate purpose” as required by that section.

NOTICE

81.         Notice of this Motion has been served by overnight delivery upon the following: (a) the Office of the United States Trustee for the District of Delaware; (b) counsel to the Stalking Horse Entities; (c) counsel to the PIPE Plaintiffs; (d) counsel to the Class Action plaintiff; (e) counsel to each of Martin Shkreli, Marek Biestek, and Christopher Thorn; (f) the SEC; (g) Internal Revenue Service; (h) record holders of the Debtor’s common stock and The Depository Trust Company for distribution to the Debtor’s common stockholders for whom such record holder acts as an intermediary; (i) the parties included on the Debtor’s list of twenty (20) largest unsecured creditors; and (j) all parties who have requested notice under Bankruptcy Rule 2002. The Debtor submits that, under the circumstances, no other or further notice is required.

26

WHEREFORE, the Debtor respectfully requests that the Court (i) grant this Motion and the relief requested herein; (ii) enter the Proposed Order attached as Exhibit A hereto approving the Equity Award described herein to the Debtor’s Directors and CEO; and (iii) grant such other and further relief as it deems just and proper.

Dated: May 26, 2016		MORRIS, NICHOLS, ARSHT & TUNNELL LLP
Wilmington, Delaware
/s/ Marcy J. McLaughlin

Eric D. Schwartz (No. 3134)
Gregory W. Werkheiser (No. 3553)
Matthew B. Harvey (No. 5186)
Marcy J. McLaughlin (No. 6184)
1201 N. Market St., 16th Floor
PO Box 1347
Wilmington, DE 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 658-3989
	E-mail:	eschwartz@mnat.com
gwerkheiser@mnat.com
mharvey@mnat.com
mmclaughlin@mnat.com

- and -

Peter Ivanick, Esq. (admitted pro hac vice)
Pieter Van Tol, Esq. (admitted pro hac vice)
John D. Beck, Esq. (admitted pro hac vice)
HOGAN LOVELLS US LLP
875 Third Avenue
New York, NY 10022
Telephone: (212) 918-3000
Facsimile: (212) 918-3100
	E-mail:	peter.ivanick@hoganlovells.com
pieter.vantol@hoganlovells.com
john.beck@hoganlovells.com

Counsel to the Debtor and Debtor in Possession

27

Exhibit A

Proposed Order

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re
Chapter 11
KaloBios Pharmaceuticals, Inc.,
Case No. 15-12628 (LSS)
Debtor.[1]
Re: D.I. ________

ORDER APPROVING ONE-TIME EQUITY AWARD FOR

DEBTOR’S BOARD MEMBERS AND CHIEF EXECUTIVE OFFICER

Upon the motion (the “Motion”)2 of KaloBios Pharmaceuticals, Inc., as debtor and debtor in possession (the “Debtor” or “KaloBios”), pursuant to applicable Delaware law and sections 105(a), 363(b), 503(c)(3), 1123, and 1129(a)(4) and (5) of title 11 of the United States Code (the “Bankruptcy Code”), for entry of an order approving the one-time equity award as described in the Motion to the Debtor’s Directors and Chief Executive Officer for their extraordinary efforts and dedication in this chapter 11 case; and adequate notice of the Motion having been given as set forth in the Motion; and it appearing that no other or further notice is necessary; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and the Court having determined that consideration of the Motion is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and the Court having determined that the Debtor exercised its reasonable business judgment in approving the Equity Award; and the Court having determined that the Equity Award satisfies entire fairness and is justified based on the facts and circumstances of this case; and the legal and factual bases set forth in the Motion establish just cause for the relief requested in the Motion; and upon the record in this proceeding; and after due deliberation;

[1]	The last four digits of the Debtor’s federal tax identification number are 7236. The Debtor’s address is 1000 Marina Blvd #250, Brisbane, CA 94005-1878

[2]	Capitalized terms used but not defined herein are defined in the Motion.

IT IS HEREBY ORDERED THAT:

1.          The Motion is GRANTED as set forth herein.

2.          Payment of a one-time equity award in the amount of 0.30% plus an additional equity grant with a target equity value of $300,000 to Ronald Barliant as a member of the Debtor’s Board of Directors is approved.

3.          Payment of a one-time equity award in the amount of 0.30% plus an additional equity grant with a target equity value of $300,000 to David Moradi as a member of the Debtor’s Board of Directors is approved.

4.          Payment of a one-time equity award in the amount of 0.80% plus an additional equity grant with a target equity value of $100,000 to Dr. Durrant as the Debtor’s Board Chair and Interim CEO is approved.

5.          The Debtor is authorized and empowered to take all actions necessary to implement the relief granted in this Order.

6.          The Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Dated: _______________, 2016
Wilmington, Delaware
THE HONORABLE LAURIE SELBER SILVERSTEIN
UNITED STATES BANKRUPTCY JUDGE

2

Exhibit B

Biography of Robin A. Ferracone

Biography for Robin A. Ferracone ROBIN A. FERRACONE Chief Executive Officer, Farient Advisors LLC robin.ferracone@farient.com New York: (646) 626-6931; Los Angeles: (626) 799-2700 Ms. Ferracone is founder and Chief Executive Officer of Farient Advisors (Farient), a compensation and performance advisory firm. Farient helps clients make performance-enhancing and defensible decisions that are in the best interests of their shareholders. Ms. Ferracone provides compensation and performance advisory services to public and private companies. From March 2005 to March 2007, Ms. Ferracone was President of the Human Capital business of Mercer, a business which includes talent and compensation consulting, software, and data services globally. Prior to that, Ms. Ferracone was Chairman of the U.S. West Region for Mercer’s parent company, Marsh & McLennan Companies, market leader and Worldwide Partner at Mercer, and President and Chairman of SCA Consulting, a firm she co-founded in 1985 and sold to Mercer in 2001. With over 30 years of consulting experience, Ms. Ferracone has advised clients in the areas of business and talent strategies, executive compensation, organization, value management, and performance measurement. She is the author of the book entitled, “Fair Pay Fair Play: Aligning Executive Performance and Pay.” Her work has focused on providing high-impact decision-making support and organizational solutions based on strategic and market insights. In addition, Ms. Ferracone has authored numerous articles and has been quoted often in national publications. She is currently a regular contributor to Forbes.com and Directorship Magazine. She has been a frequent presenter for prominent organizations, such as the Council of Institutional Investors, Society for Corporate Secretaries and Governance Professionals, the National Association of Corporate Directors (NACD), and The Conference Board. Ms. Ferracone currently serves as the Vice-Chairman for the Board of Trustees of Duke University, the Board of Directors of Trupanion, a public company, the Board of Trustees of Oaktree Capital Funds, and the Board of Directors of Enlight, a company that delivers strategically relevant, independent information to boards though an easy-to-use software application. She is also a member of Women Corporate Directors, Committee for Economic Development, NACD, The Committee of 200, and the World Presidents’ Organization. For the past five years, Ms. Ferracone has been named to the NACD Directorship 100, the prestigious list of the most influential people in corporate governance and the boardroom. In 2014, Ms. Ferracone was selected as one of EY’s Entrepreneurial Winning Women, a competition that annually recognizes female entrepreneurs. Ms. Ferracone received an M.B.A. from the Harvard Business School, where she was a Baker Scholar and a B.A. summa cum laude in Management Science and Economics from Duke University, where she was elected to Phi Beta Kappa

Exhibit C

Equity Award Analysis

May 25, 2016 Board of Director and CEO Compensation Recommendation For Robin A. Ferracone,Chief Executive Officer, Farient AdvisorsLLC These materials are confidential and to be used only by the client to whom they are addressed

Farient was retained by KaloBios to recommend appropriate compensation for the Company’s current Directors, one of whom also is the interim CEO, during a highly disruptive reorganization process Between January and June of 2016, KaloBios underwent a major financial reorganization Filed for Chapter 11 protection in Delaware on December 29, 2015 Preserved key talent to continue to drive development Protected assets Appointed an interim CEO, Cameron Durrant, MD, MBA, with potential to continue following emergence from Chapter 11 Currently, the Company is preparing for emergence from bankruptcy (anticipated for June) Raised financing to exit and continue to finance drug development (Lenzilumaband Benznidazole) Resolving litigation threats Preparing to list on a stock exchange The Company’s current three members of KaloBios’ Board of Directors (Mr. Barliant, Mr. Moradi, and Dr. Durrant) have steered the Company through the Chapter 11 process and are responsible for preserving most if not all of the equity value the Company is expected to have upon emergence from bankruptcy 2

The three Board members all are highly qualified and complementary in their roles as Board members. Further, Board members report that they have worked in a very positive and productive way together, which has benefited shareholders

Roles of KaloBios Board Members

Board Member	KaloBios Role(s)	Prior Experience
Cameron Durrant MD, MBA	▪ Chairman of the Board (since January 7, 2016) ▪ Interim CEO (since March 1, 2016) ▪ Potential continuing CEO post-bankruptcy ▪ Chair of Audit Committee ▪ Chair of Compensation Committee ▪ Member of Nominating & Governance Committee	▪ Senior executive at Merck, GSK, Pharmacia, J&J ▪ CEO, 3 spec pharmas ▪ Expertise in infectious diseases, pediatrics, and oncology (including J&J, PRV product) ▪ Boards of oncology companies, strong operating experience in pediatric companies ▪ Involved in the development and launch of four blockbuster drugs in infectious diseases
Ronald Barliant	▪ Member of the Board ▪ Chair of Nominating & Governance Committee ▪ Member of Audit Committee ▪ Member of Compensation Committee	▪ Attorney who is of counsel with the law firm of Goldberg Kohn in Chicago ▪ Previously served as a U.S. bankruptcy judge for the Northern District of Illinois from 1988 to 2002 ▪ Served as an adjunct faculty member at John Marshall Law School ▪ Frequent lecturer and authority on bankruptcy-related matters
David Moradi	▪ Member of the Board ▪ Member of Audit Committee	▪ Founder, Managing Member and Portfolio Manager of Anthion Management LLC ▪ Served as Portfolio Manager at Pequot Capital Management and Soros Fund Management ▪ 20 years of investing experience in all aspects of the capital structure including turnarounds and reorganizations

3

All three Board members report that they have been working virtually full time on KaloBios since January 2016. Moreover, each assumed significant reputational risk, and in the case of Dr. Durrant, career risk, in taking on their Board roles The time required of all three Directors has been virtually full time with calls, email correspondence, and meetings. Directors report: Receiving/sending over 2,000 emails Participating in well over 100 substantial meetings Participating in more than 200 conference calls, usually lasting over an hour apiece Devoting significant time to preparing for meetings Frequent travel Items worked on pertain to: Gaining an understanding of the background facts and history of the Company Dealing with legal issues: Bankruptcy case issues Issues related to Martin Shkreli’sequity position Litigation with the PIPE investors The class action suit Claim against KaloBios’ former attorneys Company strategic, operating, and financial issues Medical and clinical duties Personnel Financial, including exit financing Budgeting SEC filings Appointment of the auditor Public relations Office relocation The transaction with Savant to acquire rights to Benznidazole Seeking buyers of non-core assets 4

As a result, the time and effort expended by the KaloBios Directors has far exceeded that of most Directors in the Life Sciences industry Typical Number of Meetings Attended Annually by Directors Median Number of Meetings Per Year Number of Meetings (InAddition to Board Meetings) Industry SurveyYear Board Audit Committee Compensation Committee Pharmaceuticals& Biotechnology (Revenue <$100MM) 2014 8 5 5 Source: Main Data Group Accordingly, the Company retained Farient to recommend appropriate compensation for the Board members, one of whom is an interim CEO, for work performed January through June 2016 (although intensive work began for Mr. Moradi, starting in December 2015) 5

In order to determine appropriate compensation for the Directors and interim CEO, Farient: Conducted an initial discussion with the Company to determine study scope and deliverables Collected and analyzed data regarding KaloBios before and during the bankruptcy filings, and proposed objectives following the filing Analyzed the role of the Board and effort/workload during the transitionary time Evaluated standard Director compensation and CEO compensation for private and pre-IPO/startup companies primarily in the Life Science industry Identified and conducted an assessment of special Director compensation (cash and equity) in companies where there was significant demands on Director time and expertise (for example, during a proxy battle) Interviewed three professionals experienced in conducting Board searches for healthcare-related companies Identified companies where there was an interim CEO appointed, and conducted an assessment of total direct compensation, including salary, target short-term incentives, and long-term incentives (including equity compensation) for the interim CEOs Analyzed KaloBios’ valuation history and potential valuation outcomes following emergence from bankruptcy to assess potential value of equity compensation Recommended a special compensation package for the Directors and interim CEO, including equity amounts and restrictions 6

Board of Director Compensation 7

KaloBios’ Director compensation was previously comprised of a cash retainer, cash leadership retainer, and share-based annual and initial equity grants. However, none of the current Directors have received any equity to date

KaloBios’ Board of Directors Compensation Program

Compensation Element	Compensation Amount	
	Member	Incremental for Lead/Chair
Board Service		
Cash Retainer	$40,000	$25,000
Annual Equity Grant (Options)	10,000[(1)(3)]	
Committee Service		
Cash Retainer		
- Audit	$10,000	$10,000
- Compensation	$6,000	$6,000
- Nominating & Governance	$4,000	$4,000
Initial Grant	20,000 Stock Options[(2)(3)]	

(1) Vest ratably over 12 months subject to continuous service
(2) Vest ratably over 36 months subject to continuous service
(3) Directors did not receive equity in 2016

KaloBios’ Annual Director Compensation

Director	Board Cash Retainer	Committee Fees	Leadership Fees	Initial Equity	Annual Equity[(3)]	Annual Compensation	Committee Memberships
Ronald Barliant[(1)]	$40,000	$10,000 $6,000 $4,000	$0 $0 $4,000	n/a	n/a	$64,000	Audit Compensation Nom & Gov (Chair)
David Moradi[(1)]	$40,000	$10,000	$0	n/a	n/a	$50,000	Audit
Cameron Durrant[(2)] (Compensation as Director)	$40,000	$10,000 $6,000 $4,000	$25,000 $10,000 $6,000 $0	n/a	n/a	$101,000	Board Chair Audit (Chair) Compensation (Chair) Nom & Governance

(1) Have only received two quarters of pay in 2016
(2) Dr. Durrant received two months of Director fees while he was a Director only; has not received Director fees since serving as interim CEO; as an interim CEO, Dr. Durrant receives $50,000/month in cash, and still retains his duties as Board Chair, Audit Committee Chair, and Compensation Committee Chair
(3) Directors did not receive equity in 2016

8

Companies often pay at the 75th %ile in situations in which significant effort is required and results are achieved. Directors of companies in a pre-IPO stage of development typically receive 0.6% of equity at the 75th %ile; Board Chairs can receive a premium of 2 to 3x this amount. Percentages do not vary with the form of equity, which can be either options or restricted shares

Market Director Compensation
Equity % at Hire (Options or Restricted Shares)

Position	Source	Valuation/ Outside Invest	Sample Size	Equity At Hire % *(Fully Diluted)* 25th %ile	50th %ile	75th %ile	Average
Director							
Independent Director	CompStudy	$50MM - $100MM	11	0.3%	0.4%	0.6%	1.4%
Chair							
Independent Chairperson	CompStudy	All	30	0.4%	0.7%	2.0%	5.4%

Note: Farient used the most relevant and specific survey cut when possible; larger cuts were used when there was no other data available

Sources:
CompStudy Private Company Compensation Data (Park Square Executive Search in partnership with Harvard Business School), 2015 (Life Sciences and Healthcare)

9

Companies undergoing special situations pay Directors an additional special one-time payment of $300,000 in value (primarily in equity) at the 75th%ileto recognize the extraordinarily heavy workload involved in such situations Special situations include one-time payments for Directors presiding over pre-IPO, transactional, strategic, organizational, litigation, and/or bankruptcy situations (see Appendix for detailed list of companies providing special equity grants and rationale) Special Director Compensation Incremental to Standard Director Compensation Revenue –Most Recent FY ($MM) CurrentMarket Cap (as of 5/17/2016) ($MM) OptionsGranted or Estimated Stock Granted or Estimated TargetEquity Value (Stock + Options) Total Stock Grantand Options as % of Equity 90th%ile $1,162 $1,066 $380,527 $818,285 $707,080 .63% 75th%ile $618 $445 $204,318 $323,920 $303,337 .22% Median $200 $137 $103,348 $122,000 $106,695 ..08% 25th%ile $52 $40 $57,305 $59,040 $59,040 .02% Mean $1,075 $6,649 $160,708 $360,510 $308,230 .32% Prevalence 33% 71% 10

Search professionals experienced in Board searches estimated that Directors in special situations would earn 1% to 2% of equity annually if there were no cash payment, and about half that if cash were paid in addition to equity. In addition, two of the three people interviewed indicated that equity would be prorated if elapsed time were less than a year

Survey of Search Professionals

Search Professional	Firm	Experience	Equity Range Reported for Normal Situations	Equity Range Reported for Special Situations	Other Considerations
Gil Carrara	▪ Amrop Battalia Winston	▪ MD ▪ Many years of search and executive experience	▪ $40,000/year retainer	▪ 1% for a year's effort; proportional to less than a year (i.e., .5% for 6 months)	
Bob Hennessy	▪ The Hennessy Group	▪ 30 years in retained search focusing on life sciences, pharma, and diagnostics for companies of all sizes ▪ Conducts searches from Board to management director level	▪ Did not comment	▪ .5% to 2.0% of equity (assuming no cash) ▪ Would be lower if cash is paid	▪ Likens the KaloBios experience to combat pay
Tom Robinson	▪ Robinson Butler	▪ Has conducted over 400 Board searches for small to large companies ▪ 19 years experience ▪ Prior experience as executive in healthcare-related companies	▪ Normal cash retainer is $25,000 to $35,000; Committee Chairs command an additional $7,000 to $10,000 ▪ Plus 5,000 to 7,000 stock options initially ▪ Plus 3,000 to 5,000 stock options annually	▪ 1 to 2% equity range with a minimum vesting of 1 year ▪ But would be more like 1% if there were a cash retainer of $50,000/year	▪ Consideration of cash retainer lowers the amount of equity that would be required

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Interim CEO Compensation 12

Interim CEO compensation is more cash-oriented and less equity oriented than that for ongoing pre-IPO CEOs (see Appendix for greater detail on compensation for interim CEOs) Salaries for interim CEOs are typically $450,000 to $600,000 (i.e., ~50% premium over pre-IPO CEOs) Short-term incentive opportunities are less frequent among interim CEOs, with only 25% of companies providing them. As a result, short-term compensation (salary plus target bonus) overall tends to be approximately $500,000 to $650,000 on an annual basis for interim CEOs Equity plays a smaller role in interim CEO compensation with typical levels at ~.5 to 1.5% Interim CEO Compensation Short-Term Incentive (STI) + Disc. Bonus STI (as a % of Salary) Short-Term Compensation (Salary + STI) Long-Term Incentive Total Compensation % of Common Shares Outstanding 75th%ile $600,000 $150,000 45% $640,625 $473,500 $841,305 1.4% Median $450,000 $140,625 27% $492,385 $117,840 $493,093 0.4% 25th%ile $300,000 $100,313 25% $350,000 $79,685 $389,170 0.2% Mean $442,237 $159,375 40% $483,813 $326,330 $654,013 1.9% Prevalence 96% 25% 96% 58% 58% Note: Out of the 24 interim CEOs, 19 were members of the Board, and 9 were Board Chair 13

Recommendations 14

Farient recommends a one-time equity grant, vested but not marketable for one year following date of grant. This grant would be comprised of a "normal" equity component, a one-time special grant, and an interim CEO grant (for Durrant only) to recognize the significant contributions of each Director during the first half of 2016

Recommended Equity Grant for Directors

Pay Element	Recommended Amount Per Director: Moradi	Barliant	Durrant	Total	Rationale
Cash	▪ Per current arrangements				▪ Current arrangements are within competitive range for normal service and automatically pro-rate for partial year service
Normal Equity Grant ▪ % of Equity	▪ 0.30%	▪ 0.30%	▪ 0.30%	▪ 0.90%	▪ Normally, equity is granted at 0.6%/year, or 0.3% on a prorated (i.e., 6-month) basis for Moradi and Barliant ▪ None of the Directors received a normal equity grant for 2016 ▪ Chairmen typically receive 2 to 3x a normal grant; Durrant served as the Chairman for two months before becoming CEO (i.e., 1/3 of the 6-month period) (i.e., 3x .3% /3 = .3%)
One-time Special Equity Grant ▪ Target Value	▪ $300,000	▪ $300,000	▪ $100,000	▪ $700,000	▪ A typical 1x special grant would be worth about $300,000 at the 75th %ile. Given the extraordinary efforts employed in this circumstance, we are of the opinion that an award at the 75th %ile is warranted ▪ Dr. Durrant was a Director for 2 months during the 6 month period and would have received 1/3rd of the special grant
Interim CEO Equity			▪ 0.50%	▪ 0.50%	▪ Dr. Durrant would be recognized by a one-time 1.5% equity grant as an interim CEO (or a higher equity grant, offset by the 1.5% if he were to stay on as an on-going CEO) – pro-rated for 4 months would yield .5% equity grant
Total Equity	▪ **0.30% plus $300,000**	▪ **0.30% plus $300,000**	▪ **0.80% plus $100,000**	▪ **1.40% plus $700,000**	▪ Totals normal equity plus one-time special equity as a % of post-financing shares plus interim CEO equity

15

Appendix 16

Special Director Compensation – Sorted By Rationale

Company Name	Rationale	Fiscal Year	Revenue - Last completed FY	Current Market Cap (as of 5/17/2016)	Sector	# Options Granted or Estimated	Value of Options Granted or Estimated	# Special Stock Granted or Estimated	Value of Stock Granted or Estimated	Target Equity Value (Stock + Options)	Total Stock Grant and Options as % Equity
PCM, Inc.	Acquisition	2010	$1,662	$117	Information Technology	10,000	$57,070	--	--	$57,070	0.08%
Imagenetix, Inc.	Bankruptcy	2011	$0	$1	Consumer Staples	25,000	$8,192	--	--	$8,192	0.21%
Eastman Kodak Company	Bankruptcy	2015	$1,798	$502	Information Technology	--	--	5,981	$75,000	$75,000	0.01%
Warren Resources, Inc.	CEO Issues	2012	$88	$9	Energy	30,000	$38,382	--	--	$38,382	0.04%
Oncothyreon Inc.	CEO Issues	2011	$0	$109	Health Care	--	--	25,000	$173,000	$173,000	0.07%
Carriage Services, Inc.	Increased Workload	2013	$243	$388	Consumer Discretionary	--	--	80,000	$620,800	$620,800	0.45%
Strattec Security Corporation	Increased Workload	2011	$411	$176	Consumer Discretionary	--	--	600	$12,678	$12,678	0.02%
Steel Excel Inc.	Increased Workload	2013	$133	$103	Energy	--	--	55,500	$292,638	$292,638	0.44%
ZaZa Energy Corporation	Increased Workload	2012	$11	$1	Energy	--	--	119,000	$2,439,500	$2,439,500	1.21%
Customers Bancorp, Inc.	Increased Workload	2012	$203	$683	Financials	--	--	2,646	$33,340	$33,340	0.02%
Home Properties, Inc.	Increased Workload	2012	$9	$15	Financials	--	--	549	$35,000	$35,000	0.00%
Ladenburg Thalmann Financial Services Inc.	Increased Workload	2015	$1,142	$427	Financials	200,000	$348,627	--	--	$348,627	0.11%
National Bank Holdings Corporation	Increased Workload	2011	$165	$575	Financials	8,000	$40,880	2,500	$46,150	$87,030	0.02%
WSFS Financial Corporation	Increased Workload	2013	$247	$1,008	Financials	--	--	5,563	$274,089	$274,089	0.02%
Palatin Technologies, Inc.	Increased Workload	2011	$13	$39	Health Care	90,000	$99,936	--	--	$99,936	0.45%
Raptor Pharmaceutical Corp.	Increased Workload	2011	$94	$402	Health Care	90,000	$306,674	--	--	$306,674	0.28%
Aerojet Rocketdyne Holdings, Inc.	Increased Workload	2014	$1,708	$1,105	Industrials	43,546	$454,961	8,685	$145,040	$600,000	0.09%
Willis Lease Finance Corporation	Increased Workload	2014	$200	$171	Industrials	--	--	2,500	$54,750	$54,750	0.03%
Demand Media, Inc.	Increased Workload	2013	$126	$110	Information Technology	--	--	15,000	$432,750	$432,750	0.08%
EMCORE Corporation	Increased Workload	2014	$82	$137	Information Technology	--	--	8,787	$50,000	$50,000	0.03%
Move, Inc.	Increased Workload	2011	$227	$0	Information Technology	--	--	7,500	$60,225	$60,225	0.02%
Pixelworks, Inc.	Increased Workload	2011	$60	$48	Information Technology	--	--	24,000	$58,080	$58,080	0.15%
SeaChange International, Inc.	Increased Workload	2013	$107	$114	Information Technology	--	--	11,592	$129,251	$129,251	0.04%
Smith Micro Software, Inc.	Increased Workload	2014	$40	$32	Information Technology	--	--	10,000	$9,700	$9,700	0.02%
Flotek Industries, Inc.	Increased Workload	2012	$334	$603	Materials	--	--	10,000	$122,000	$122,000	0.02%
Sutor Technology Group Ltd	Increased Workload	2011	$405	$3	Materials	--	--	10,000	$12,700	$12,700	0.12%
Container Store Group, Inc., The	IPO	2013	$795	$265	Consumer Discretionary	13,603	$100,000	--	--	$100,000	0.46%
Del Frisco's Restaurant Group, Inc.	IPO	2013	$332	$354	Consumer Discretionary	18,000	$151,844	--	--	$151,844	0.08%
Taylor Morrison Home Corp.	IPO	2012	$2,977	$443	Consumer Discretionary	--	--	800,000	$512,000	$512,000	0.11%
Tumi Holdings, Inc.	IPO	2011	$548	$1,803	Consumer Discretionary	6,233	$112,194	--	--	$112,194	0.01%
Fairway Group Holdings Corp.	IPO	2014	$798	$3	Consumer Staples	--	--	97,282	$1,304,025	$1,304,025	0.24%
Roundy's, Inc.	IPO	2011	$3,855	$0	Consumer Staples	--	--	8,984	$76,364	$76,364	0.03%
Armada Hoffler Properties, Inc.	IPO	2013	$252	$561	Financials	--	--	2,174	$25,000	$25,000	0.01%
Aviv REIT, Inc.	IPO	2013	$177	$146	Financials	--	--	28,125	$135,000	$135,000	0.21%
Cyrusone Inc.	IPO	2013	$399	$3,799	Financials	--	--	4,702	$105,000	$105,000	0.02%
Excel Trust, Inc.	IPO	2010	$198	$110	Financials	--	--	7,143	$95,002	$95,002	0.01%
Marcus & Millichap, Inc.	IPO	2013	$689	$918	Financials	--	--	54,665	$814,506	$814,506	0.14%
OneMain Holdings, Inc.	IPO	2013	$19	$40	Financials	--	--	425,532	$200,000	$200,000	0.33%
Patriot National, Inc.	IPO	2015	$210	$211	Financials	16,493	$25,000	--	--	$25,000	0.06%
GlycoMimetics, Inc.	IPO	2013	$20	$123	Health Care	15,401	$94,408	--	--	$94,408	1.29%
KYTHERA Biopharmaceuticals, Inc.	IPO	2012	$0	$0	Health Care	5,672	$58,011	--	--	$58,011	0.12%
Zogenix, Inc.	IPO	2011	$27	$232	Health Care	50,000	$106,695	--	--	$106,695	0.94%
Facebook, Inc.	IPO	2011	$17,928	$335,657	Information Technology	--	--	20,000	$764,600	$764,600	0.00%
Five9, Inc.	IPO	2014	$129	$447	Information Technology	--	--	25,000	$175,000	$175,000	0.07%
Restaurant Brands International Inc.	Merger	2015	$4,052	$9,373	Consumer Discretionary	32,520	$500,000	--	--	$500,000	0.01%
Forest Oil Corporation	Merger	2012	$337	$2	Energy	--	--	7,003	$75,000	$75,000	0.01%
Northeast Bancorp	Merger	2011	$44	$106	Financials	21,601	$176,159	--	--	$176,159	0.74%
CTI BioPharma Corp.	Merger	2013	$16	$125	Health Care	150,000	$213,705	--	--	$213,705	0.13%
MRV Communications, Inc.	Merger	2012	$88	$67	Information Technology	--	--	8,750	$90,125	$90,125	0.11%
MRV Communications, Inc.	Merger	2011	$88	$67	Information Technology	--	--	175,000	$3,010,000	$3,010,000	2.22%
Trulia, Inc.	Merger	2013	$13,773	$0	Information Technology	--	--	20,000	$833,400	$833,400	0.01%
Universal Detection Technology	Merger	2011	$0	$0	Information Technology	--	--	15,000	$60,000	$60,000	5.97%
Communications Sales & Leasing, Inc.	Spin-Off	2014	$714	$3,665	Financials	--	--	12,887	$300,000	$300,000	0.01%
HC2 Holdings, Inc.	Transactional	2012	$1,121	$142	Industrials	--	--	32,000	$347,840	$347,840	0.23%
Codexis, Inc.		2013	$42	$137	Materials	--	--	43,103	$60,344	$60,344	0.11%
90th %ile			$1,762	$1,066		108,000	$380,527	101,626	$818,285	$707,080	0.63%
75th %ile			$618	$445		48,387	$204,318	30,063	$323,920	$303,337	0.22%
Median			$200	$137		23,301	$103,348	11,592	$122,000	$106,695	0.08%
25th %ile			$52	$40		14,053	$57,305	7,073	$59,040	$59,040	0.02%
Mean			$1,075	$6,649		45,893	$160,708	56,224	$360,510	$308,230	0.32%
Prevalence						33%	33%	71%	71%		

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Interim CEOs receive significant portion of compensation in cash, with ~60% also receiving a share of equity ranging from 0.4% to 1.4%

Interim CEO Compensation (Companies <$1B Market Cap)

Company Name	Sector	Revenue - Last completed FY	Current Market Cap (as of 5/17/2016)	Annualized Salary	STI + Disc Bonus	STI% Salary	STC	LTI Value	TC	Stock #	Options #	% of CSO
EVINE Live Inc.	Consumer Discretionary	$693	$57	$625,000	--	--	$625,000	--	$625,000			--
Turbine Truck Engines Inc.	Consumer Discretionary	$0	$3	n/a	--	--	n/a	$105,000	$105,000		1,500,000	6.9%
Winnebago Industries, Inc.	Consumer Discretionary	$977	$560	$492,385	--	--	$492,385	--	$492,385			--
Arcadia Biosciences, Inc.	Consumer Staples	$5	$53	$400,000	--	--	$400,000	--	$400,000			--
Sipup Corporation	Consumer Staples	$0	$1	$24,000	--	--	$24,000	$37,280	$61,280		500,000	12.5%
Delta International Oil & Gas Inc.	Energy	$0	$3	$80,000	$20,000	25%	$100,000	--	$100,000			--
RigNet, Inc.	Energy	$271	$231	$415,000	$415,000	100%	$830,000	$600,000	$1,430,000	33,689		0.2%
Crawford & Company	Financials	$1,170	$409	$660,000	$90,000	14%	$750,000	--	$750,000			--
Hampton Roads Bankshares Inc.	Financials	$93	$291	$600,000	--	--	$600,000	$394,000	$994,000	200,000		0.1%
Silver Bay Realty Trust Corp.	Financials	$114	$512	$840,000	--	--	$840,000	--	$840,000			--
TheStreet, Inc.	Financials	$68	$39	$429,996	--	--	$429,996	--	$429,996			--
Bone Biologics, Corp.	Health Care	$0	$189	$179,605	--	--	$179,605	--	$179,605			--
ContraFect Corporation	Health Care	$0	$67	$525,000	$131,250	25%	$656,250	$188,969	$845,219		75,000	0.3%
Interpace Diagnostics Group, Inc.	Health Care	$9	$6	$300,000	$150,000	50%	$450,000	--	$450,000			--
Lpath Inc.	Health Care	$2	$5	$450,000	--	--	$450,000	$43,800	$493,800	15,000		0.1%
NovaBay Pharmaceuticals, Inc.	Health Care	$4	$26	$400,000	--	--	$400,000	$78,532	$478,532		4,673	0.1%
Pernix Therapeutics Holdings, Inc.	Health Care	$176	$25	$610,008	--	--	$610,008	$83,145	$693,153		210,000	0.4%
Sparton Corp.	Industrials	$382	$186	$600,000	--	--	$600,000	--	$600,000			--
CÜR Media, Inc.	Information Technology	$0	$7	$250,000	--	--	$250,000	$130,680	$380,680		50,000	2.2%
Imation Corp.	Information Technology	$529	$60	$600,000	--	--	$600,000	$1,165,220	$1,765,220	574,000		1.5%
Northsight Capital, Inc.	Information Technology	$0	$12	$300,000	--	--	$300,000	$92,000	$392,000	1,150,000		1.0%
United Online, Inc.	Information Technology	$151	$163	$660,000	--	--	$660,000	$500,000	$1,160,000	45,496		0.3%
Viscount Systems Inc.	Information Technology	$6	$1	$200,000	--	--	$200,000	$20,000	$220,000		1,000,000	0.8%
Vivint Solar, Inc.	Utilities	$64	$270	$530,448	$150,000	28%	$680,448	$1,130,000	$1,810,448	500,000		0.5%
75th %ile				$600,000	$150,000	45%	$640,625	$473,500	$841,305			1.36%
Median				$450,000	$140,625	27%	$492,385	$117,840	$493,093			0.41%
25th %ile				$300,000	$100,313	25%	$350,000	$79,685	$389,170			0.22%
Mean				$442,237	$159,375	40%	$483,813	$326,330	$654,013			1.91%
Prevalence				96%	25%		96%	58%		29%	29%	

Note: Data gathered from 8-Ks stating interim CEO agreements

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